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                                                                     EXHIBIT 4.4


                                FIRST AMENDMENT
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                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN
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               WHEREAS, The Walt Disney Company ("Company") maintains the Disney
     Salaried Savings and Investment Plan, as amended and restated effective January 1, 1987 (the "Plan"); and

               WHEREAS, Article 11 of the Plan authorizes the Committee under the Plan to make certain Plan amendments, and this First Amendment may be made by the Committee in accordance with such authorization; and

               WHEREAS, the Committee adopted certain amendments to the Plan at its meetings held on September 7, 1995 and December 5, 1995; and

               WHEREAS, the Committee authorized the officers of the Company, and each of them, to take any and all actions deemed necessary to effectuate the intent of said Plan amendments and one of said acts is the drafting and execution of formal plan amendments pursuant to said intent.

               NOW, THEREFORE, the Plan is hereby amended as follows:

               1. Effective as of December 5, 1995, Section 7.02(b) of the Plan is amended by deleting the third sentence thereof in its entirety and substituting the following therefor:

     Such shares that are unallocated, if any, as of any voting record date, and such shares as to which the Trustee receives no written instructions from Participants, shall be voted by the Trustee on each matter in accordance with directions received from a fiduciary independent of the Trustee and the Company. Such independent fiduciary shall be appointed by the Committee for the purpose of instructing the Trustee as to each such matter.

               2. Effective as of September 7, 1995, Section 11.01 is amended in its entirety to read as follows:

               11.01  AMENDMENT OF PLAN

     The Company, acting through the Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. Effective as of November 21, 1994, the Committee may also amend the Plan provided that any amendment adopted by the Committee may not have an impact on the Company's annual expense of more than five million dollars, except that such five million dollar limitation shall not apply to amendments necessary to comply with laws or regulations. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the accrued benefits of any Participant or of reducing the nonforfeitable percentage of the accrued benefits of a Participant below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted or, if later, the date on which the amendment becomes effective. Any action required or permitted to be taken by the Board of Directors or the Committee under the Plan shall be by resolution adopted by the Board of Directors or the Committee at a meeting held either in person or by telephone or other electronic means, or by unanimous written consent in lieu of a meeting.

               3. Effective as of September 7, 1995, Section 11.05(c) is amended in its entirety to
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     read as follows:

     (c) After providing for payment of any expenses properly chargeable against the Trust Fund, the Committee may direct the Trustee to distribute assets remaining in the Trust Fund. Assets in any Suspense Account must be returned to the Employers in kind. Distributions to Participants or Beneficiaries may be in cash or in kind and are not subject to the regular distribution provisions of this Plan except distributions must be in a form that the Committee determines consistent with statutory requirements. Except as specifically provided by law, the Committee's determination is conclusive on all persons.

               4. Effective as of September 7, 1995, Section 11.07 is deleted in its entirety.

               IN WITNESS WHEREOF, the Committee has caused this First Amendment to the Plan to be executed by a duly authorized Company officer this 29th day of December, 1995.

                              THE WALT DISNEY COMPANY

                              By:   /s/ Gregory L. Petersen
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                                    Its: Vice President